Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

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Avista Corp. Reports Financial Results for Second Quarter and Year-to-date 2011

SPOKANE, Wash. – Aug. 4, 2011, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. of $23.0 million, or $0.39 per diluted share, for the second quarter of 2011, compared to $25.5 million, or $0.46 per diluted share, for the second quarter of 2010. For the six months ended June 30, 2011, net income attributable to Avista Corp. was $64.9 million, or $1.12 per diluted share, compared to $54.4 million, or $0.98 per diluted share for the six months ended June 30, 2010.

“Our second quarter results were slightly below our expectations due to higher than anticipated operating costs. However, we continue to be on track to have a good year. We are confirming our 2011 earnings guidance with an expectation that we will be in the upper half of the range. Weather conditions in 2011 have been cooler than average with precipitation, streamflows and resulting hydroelectric generation well above average,” said Avista Chairman, President and Chief Executive Officer Scott L. Morris.

“Although we are having one of the best hydroelectric generation years on record, the impact on our results is mitigated by low prices in wholesale power markets. In addition, the incremental benefit from improved hydroelectric generation is largely passed on to customers under the Energy Recovery Mechanism as purchased power and fuel prices are below the amount included in base rates.

“The decrease in our consolidated quarterly earnings as compared to last year was primarily due to an increase in operating costs at Avista Utilities. These increases included costs for maintenance at our generation plants, as well as pensions and other post-retirement benefits.

“We continue to make significant capital investments in our generation, transmission and distribution systems to replace aging infrastructure, preserve reliability and gain efficiency. We also continue to experience significant increases in operating costs to serve our customers. General rate cases were filed in Washington in May 2011 and in Idaho in July 2011 to improve the recovery of our capital investments and costs.

“Net income from Advantage IQ increased 20 percent in the first half of 2011 as compared to last year. Advantage IQ will continue to execute on its strategy to extend the business from a focus on expense management to delivery of energy management services,” Morris said.

Summary Results: Avista Corp.’s results for the second quarter of 2011 and the six months ended (YTD) June 30, 2011, as compared to the respective periods of 2010 are presented in the table below:

($ in thousands, except per-share data)	Q2 2011	Q2 2010	YTD 2011	YTD 2010
Operating Revenues	$360,557	$360,733	$837,143	$817,148
Income from Operations	$55,524	$61,749	$140,349	$129,573
Net Income attributable to Avista Corporation	$23,001	$25,540	$64,919	$54,350
Net Income (Loss) attributable to Avista Corporation by Business Segment:
Avista Utilities	$21,034	$24,064	$61,151	$51,840
Advantage IQ	$1,841	$1,514	$3,548	$2,960
Other	$126	$(38)	$220	$(450)
Earnings (Loss) per diluted share by Business Segment attributable to Avista Corporation:
Avista Utilities	$0.36	$0.43	$1.06	$0.94
Advantage IQ	$0.03	$0.03	$0.06	$0.05
Other	$—	$—	$—	$(0.01)
Total earnings per diluted share attributable to Avista Corporation	$0.39	$0.46	$1.12	$0.98

The decrease in quarterly utility net income was due to an increase in other operating expenses, depreciation and amortization, and taxes other than income taxes. In addition to generation plant maintenance, pension and other post-retirement benefit costs, the increase in other operating expenses was due to an increase in labor costs and outside services. These increases in expenses were partially offset by an increase in gross margin (operating revenues less resource costs).

Utility earnings for the six months ended June 30, 2011, were positively impacted by an increase in gross margin primarily due to higher retail loads caused by colder weather and power supply costs below the amount included in base retail rates, as well as general rate increases. The first quarter of this year was significantly colder than the first quarter of 2010, which was one of the warmest January to March periods on record in our service territory. The increase in gross margin was partially offset by an increase in other operating expenses, depreciation and amortization, and taxes other than income taxes.

The increase in net income for Advantage IQ for the second quarter and six months ended June 30, 2011, was primarily due to strong growth from energy management services, moderate growth from expense management services, as well as the acquisition of The Loyalton Group (Loyalton) effective Dec. 31, 2010.

The improved results from the other businesses for both periods of 2011 as compared to 2010 were due in part to increased net income at METALfx. On a year-to-date basis, a decrease in the net loss on investments also contributed to the improvement in results.

Avista Utilities: On a quarterly basis, operating revenues decreased $5.7 million and resource costs decreased $12.4 million, which resulted in an increase of $6.7 million in gross margin. The gross margin on electric sales increased $2.5 million and the gross margin on natural gas sales increased $4.2 million. The increase in electric and natural gas gross margin was due to general rate increases and colder weather that increased retail loads.

For the second quarter of 2011 as compared to the second quarter of 2010, retail electric revenues increased $12.9 million due to general rate increases and an increase in volumes caused by colder weather. In addition, sales of fuel increased $13.0 million (reflecting lower usage of our thermal generating plants and sales of natural gas fuel not used in generation). These increases in electric revenues were partially offset by a decrease in wholesale electric revenues of $22.9 million (due to a decrease in wholesale prices and volumes). Retail natural gas revenues increased $7.5 million due to an increase in volumes caused by colder weather and prices from general rate increases, while wholesale natural gas revenues increased $7.6 million (due to increased volumes and wholesale prices).

On a year-to-date basis, operating revenues increased $8.4 million and resource costs decreased $23.9 million, which resulted in an increase of $32.3 million in gross margin. The gross margin on electric sales increased $17.0 million and the gross margin on natural gas sales increased $15.3 million. The increase in electric gross margin was due to colder weather that increased retail loads, power supply costs below the amount included in base retail rates (due to improved hydroelectric generation and lower purchased power and fuel costs) and general rate increases. During the first half of 2011, we recognized a benefit of $4.7 million under the Energy Recovery Mechanism (ERM) in Washington compared to an expense of $2.8 million for the first half of 2010. The increase in our natural gas gross margin was primarily due to colder weather that increased retail loads and partially due to general rate increases.

Electric revenues increased $23.6 million for the six months ended June 30, 2011, as compared to 2010. Retail electric revenues increased by $38.1 million, and sales of fuel increased by $35.3 million, while wholesale electric revenues decreased by $50.5 million.

Retail electric revenues increased due to an increase in use per customer as a result of colder weather and the impact of general rate increases. Residential electric use per customer increased 7 percent and commercial use per customer increased 2 percent compared to the first half of 2010.

Wholesale electric revenues decreased due to a decrease in sales prices and sales volumes. The decrease in sales volumes was primarily due to decreased wholesale power optimization and higher than expected retail sales caused by colder weather.

When electric wholesale market prices are below the cost of operating our natural gas-fired thermal generating units, we sell the natural gas purchased for generation in the wholesale market as sales of fuel. These revenues increased due to an increase in sales of natural gas fuel as part of thermal generation resource optimization and lower usage of our thermal generation plants. This was due in part to increased hydroelectric generation.

Natural gas revenues increased $25.6 million. Retail natural gas revenues increased by $35.6 million, while wholesale natural gas revenues decreased by $9.5 million.

The increase in retail natural gas revenues was due to an increase in volumes and higher retail rates. We sold more retail natural gas in the first half of 2011 as compared to the first half of 2010 primarily due to colder weather. Residential natural gas use per customer increased 16 percent and commercial use per customer increased 19 percent compared to the first half of 2010. The increase in retail rates reflects purchased gas adjustments, as well as general rate increases.

The decrease in our wholesale natural gas revenues reflects a decrease in prices, partially offset by a slight increase in volumes. Wholesale sales reflect the sale of natural gas in excess of load requirements as part of the natural gas procurement and resource optimization process. Additionally, we engage in optimization of available interstate pipeline transportation and storage capacity through wholesale purchases and sales of natural gas. Differences between revenues and costs from sales of resources in excess of retail load requirements and from resource optimization are accounted for through the PGA mechanisms.

Intracompany revenues and resource costs of $23.8 million for the second quarter and $40.8 million for the six months ended June 30, 2011, represent purchases and sales of natural gas between our natural gas distribution operations and our electric generation operations (as fuel for our generation plants). These transactions are eliminated in the consolidated financial statements.

Advantage IQ: On a year-to-date basis, Advantage IQ’s revenues increased 20 percent as compared to 2010 and totaled $59 million. The increase in revenues was primarily due to strong growth from energy management services, moderate growth from expense management services, and the acquisition of Loyalton.

In the first half of 2011, Advantage IQ managed bills totaling $9.5 billion, an increase of $1.1 billion, or 14 percent, as compared to the first half of 2010. The increase was due to an increase in both the average value of each bill processed and the number of accounts managed. Advantage IQ had a 6 percent increase in the number of accounts managed for the second quarter of 2011.

Other Businesses: On a year-to-date basis, operating revenues decreased $10.0 million and operating expenses decreased $10.9 million for the other businesses. The decrease in operating revenues and operating expenses was primarily due to the assignment of the Lancaster power purchase agreement to Avista Corp. in December 2010. The improvement in results for these businesses was due in part to increased earnings at METALfx, which had net income of $0.8 million for the six months ended June 30, 2011, compared to $0.2 million for the six months ended June 30, 2010.

Liquidity and Capital Resources: As of June 30, 2011, we had $306 million of available liquidity under our $400 million committed line of credit with $75 million of cash borrowings and $19 million in letters of credit outstanding.

Subject to market conditions, we are planning to remarket $83.7 million of Pollution Control Bonds in 2011. We are currently the holder of all bonds to be remarketed and, accordingly, would receive the proceeds.

We issued $15.9 million of common stock in the first half of 2011, including $12.1 million under a sales agency agreement. As of June 30, 2011, we had 0.5 million shares available to be issued under this sales agency agreement.

We expect to issue up to $25 million of common stock in 2011 (including issuances during the first six months of the year) in order to maintain our capital structure at an appropriate level for our business.

Utility capital expenditures were $99 million for the first half of 2011. We expect utility capital expenditures to be about $250 million for the full year of 2011. Actual capital expenditures may vary from our estimates due to factors such as changes in business conditions, construction schedules and environmental requirements.

Earnings Guidance and Outlook

Based on our results for the first half of the year and our forecast for the remainder of the year, we are confirming our earnings guidance for 2011and expect to be in the upper half of our consolidated and utility earnings guidance range. This is a change from our report at the end of the first quarter of 2011 when we expected to be at the high end of the range. The outlook for Avista Utilities declined in the second quarter primarily due to higher than anticipated operating costs and cool summer weather that has resulted in lower than expected retail loads. We expect consolidated earnings to be in the range of $1.60 to $1.80 per diluted share for 2011.

We expect Avista Utilities to contribute in the range of $1.47 to $1.62 per diluted share for 2011. Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. The midpoint of our utility guidance range does not include any benefit or expense under the ERM. However, we are expecting a benefit under the ERM in 2011 within the 90 percent customer/10 percent company sharing band based on actual results for the first half of the year and our forecast for the remainder of the year. The forecast of our position in the ERM can vary significantly due to a variety of factors including the level of hydroelectric generation and retail loads, as well as changes in purchased power and natural gas fuel prices. Our outlook for Avista Utilities assumes, among other variables, normal precipitation and temperatures for the remainder of 2011.

We expect Advantage IQ to contribute in the range of $0.13 to $0.16 per diluted share for 2011 and the other businesses to be between break-even and a contribution of $0.02 per diluted share.

NOTE: We will host a conference call with financial analysts and investors on August 4, 2011, at 10:30 a.m. ET to discuss this news release. The call is available at (866) 770-7051, Pass code: 93157121. A simultaneous webcast of the call is available on our website, www.avistacorp.com. A replay of the conference call will be available through August 11, 2011. Call (888) 286-8010, Pass code 45534497, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 357,000 customers and natural gas to 317,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.5 million. Avista’s primary, non-regulated subsidiary is Advantage IQ. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures and precipitation levels) and their effects on energy demand and electric generation, including the effect of precipitation and temperatures on the availability of hydroelectric resources, the effect of temperatures on customer demand, and similar impacts on supply and demand in the wholesale energy markets; the effect of state and federal regulatory decisions on our ability to recover costs and earn a reasonable return including, but not limited to, the disallowance of costs and investments, and delay in the recovery of capital investments and operating costs; changes in wholesale energy prices that can affect, among other things, the cash requirements to purchase electricity and natural gas, the value received for sales in the wholesale energy market, the necessity to request changes in rates that are subject to regulatory approval, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; global financial and economic conditions (including the impact on capital markets) and their effect on our ability to obtain funding at a reasonable cost; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; economic conditions in our service areas, including the effect on the demand for, and customers’ payment for, our utility services; the potential effects of legislation or administrative rulemaking, including the possible adoption of national or state laws requiring our resources to meet certain standards and placing restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension plan, which can affect future funding obligations, pension expense and pension plan liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, and prices of purchased energy and demand for energy sales; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, and including possible refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including, but not limited to, alternative energy sources, suppliers and delivery arrangements; the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; natural disasters that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, or mechanical breakdowns that may occur while operating and maintaining our generation, transmission and distribution systems; blackouts or disruptions of interconnected transmission systems; disruption to information systems, automated controls and other technologies that we rely on for operations, communications and customer service; the potential for terrorist attacks, cyber security attacks or other malicious acts, that cause damage to our utility assets, as well as the national economy in general; including the impact of acts of terrorism, cyber security attacks or vandalism that damage or disrupt information technology systems; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or the loss of significant customers; the loss of key suppliers for materials or services; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers and counterparties; the effect of any potential decline in our credit ratings, including impeded access to capital markets, higher interest costs, and certain covenants with ratings triggers in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, more restricted coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended Mar. 31, 2011. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	Second Quarter		Six Months Ended June 30,
	2011	2010	2011	2010
Operating revenues	$360,557	$360,733	$837,143	$817,148

Operating expenses:
Utility resource costs	155,776	168,184	403,897	427,751
Other operating expenses	101,309	86,538	192,237	168,245
Depreciation and amortization	28,249	26,396	55,968	52,542
Utility taxes other than income taxes	19,699	17,866	44,692	39,037

Total operating expenses	305,033	298,984	696,794	687,575

Income from operations	55,524	61,749	140,349	129,573

Interest expense, net of capitalized interest	17,610	18,898	35,763	37,839
Other expense - net	803	969	1,435	2,668

Income before income taxes	37,111	41,882	103,151	89,066

Income tax expense	13,583	15,835	37,220	33,702

Net income	23,528	26,047	65,931	55,364
Net income attributable to noncontrolling interests	(527)	(507)	(1,012)	(1,014)

Net income attributable to Avista Corporation	$23,001	$25,540	$64,919	$54,350

Weighted-average common shares outstanding (thousands), basic	57,787	55,031	57,565	54,950

Weighted-average common shares outstanding (thousands), diluted	58,143	55,231	57,780	55,171

Earnings per common share attributable to Avista Corporation:
Basic	$0.40	$0.46	$1.13	$0.99

Diluted	$0.39	$0.46	$1.12	$0.98

Dividends paid per common share	$0.275	$0.25	$0.55	$0.50

Issued August 4, 2011

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	June 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$69,916	$69,413
Accounts and notes receivable	165,317	230,229
Other current assets	220,115	279,923
Total net utility property	2,764,275	2,714,237
Other non-current assets	191,044	195,793
Regulatory assets for deferred income taxes	87,500	90,025
Regulatory assets for pensions and other postretirement benefits	190,200	178,985
Other regulatory assets	105,525	112,830
Non-current utility energy commodity derivative assets	13,064	15,261
Power deferrals	7,466	18,305
Other deferred charges	28,474	35,094

Total Assets	$3,842,896	$3,940,095

Liabilities and Equity
Accounts payable	$128,853	$171,707
Current portion of long-term debt	7,363	358
Current portion of nonrecourse long-term debt of Spokane Energy	13,052	12,463
Short-term borrowings	75,000	110,000
Other current liabilities	230,681	284,647
Long-term debt	1,094,978	1,101,499
Nonrecourse long-term debt of Spokane Energy	39,778	46,471
Long-term debt to affiliated trusts	51,547	51,547
Regulatory liability for utility plant retirement costs	225,609	223,131
Pensions and other postretirement benefits	169,557	161,189
Deferred income taxes	493,625	495,474
Other non-current liabilities and deferred credits	92,898	109,703

Total Liabilities	2,622,941	2,768,189

Redeemable Noncontrolling Interests	52,367	46,722

Equity
Avista Corporation Stockholders’ Equity:
Common stock - net (57,977,910 and 57,119,723 outstanding shares)	842,054	827,592
Retained earnings and accumulated other comprehensive loss	326,081	298,192

Total Avista Corporation Stockholders’ Equity	1,168,135	1,125,784
Noncontrolling interests	(547)	(600)

Total Equity	1,167,588	1,125,184

Total Liabilities and Equity	$3,842,896	$3,940,095

Issued August 4, 2011

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)

(Dollars in Thousands)

	Second Quarter		Six Months Ended, June 30,
	2011	2010	2011	2010
Avista Utilities
Retail electric revenues	$165,448	$152,522	$370,090	$332,013
Retail kWh sales (in millions)	2,037	2,016	4,508	4,301
Retail electric customers at end of period	356,515	354,847	356,515	354,847

Wholesale electric revenues	$14,691	$37,639	$33,742	$84,201
Wholesale kWh sales (in millions)	773	1,047	1,369	1,966

Sales of fuel	$40,620	$27,595	$84,993	$49,707
Other electric revenues	$5,518	$4,600	$9,403	$8,692

Retail natural gas revenues	$62,604	$55,133	$196,476	$160,899
Wholesale natural gas revenues	$52,015	$44,458	$97,038	$106,576
Transportation and other natural gas revenues	$3,282	$4,170	$7,619	$8,060
Total therms delivered (in thousands)	221,431	203,938	519,696	481,128
Retail natural gas customers at end of period	317,352	315,585	317,352	315,585

Intracompany revenues	$23,755	—	$40,791	—
Income from operations (pre-tax)	$49,841	$57,091	$129,340	$120,305
Net income attributable to Avista Corporation	$21,034	$24,064	$61,151	$51,840

Advantage IQ
Revenues	$29,821	$25,214	$58,979	$49,156
Income from operations (pre-tax)	$3,759	$3,261	$7,247	$6,422
Net income attributable to Avista Corporation	$1,841	$1,514	$3,548	$2,960

Other
Revenues	$10,763	$15,451	$20,494	$30,525
Income from operations (pre-tax)	$1,924	$1,397	$3,762	$2,846
Net income (loss) attributable to Avista Corporation	$126	$(38)	$220	$(450)

Issued August 4, 2011